                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                          United Water Resources Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               Allan D. Shakley
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                          UNITED WATER RESOURCES INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 2, 1994

                               ----------------

To the Shareholders of UNITED WATER RESOURCES INC.:

  The Annual Meeting of the Shareholders of United Water Resources Inc. ("United Water") will be held at the Sheraton Hasbrouck Heights Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, on Thursday, June 2, 1994, at 9:30 a.m. for the following purposes:

    1. To elect five directors to Class I, one director to Class II and two directors to Class III of the Board of Directors.

    2. To ratify, confirm and approve the act of the Board of Directors on March 10, 1994, appointing Price Waterhouse, Hackensack, New Jersey, as the auditors for United Water and its subsidiaries for the year 1994.

    3. To transact such other business as may properly be brought before such meeting or any adjournment or adjournments thereof.

  The close of business on April 26, 1994, has been fixed as the time for the determination of the shareholders entitled to vote at said meeting, or any adjournments thereof, and only shareholders of record at such time will be entitled to vote at such meeting, or at any adjournments thereof.

  You are urged to sign, date and return the enclosed proxy promptly, using the envelope enclosed for your convenience. This will not limit your right to vote in person at the meeting if you plan to attend.

                                          By Order of the Board of Directors

                                          DOUGLAS W. HAWES, Secretary

Harrington Park, New Jersey
April 29, 1994

  THE ANNUAL MEETING IS BEING HELD AT THE SHERATON HASBROUCK HEIGHTS HOTEL, HASBROUCK HEIGHTS, NEW JERSEY. DIRECTIONS TO THE MEETING ARE INCLUDED AT THE END OF THIS PROXY STATEMENT AND MAY ALSO BE OBTAINED BY TELEPHONING UNITED WATER AT (201) 784-9434.

                          UNITED WATER RESOURCES INC.

                               200 OLD HOOK ROAD
                       HARRINGTON PARK, NEW JERSEY 07640
                                 (201) 784-9434

                               ----------------

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                  JUNE 2, 1994

                               ----------------

  The proxy which is requested in the foregoing Notice of Annual Meeting of Shareholders is being solicited by the Board of Directors of United Water Resources Inc. ("United Water") with respect to the shareholders' meeting to be held on June 2, 1994. The mailing address and principal executive office of United Water is 200 Old Hook Road, Harrington Park, New Jersey 07640. Any proxy given may be revoked by the shareholder executing such proxy by notifying the secretary of the meeting in writing at any time prior to the voting thereof. Unless revoked, the shares represented by all such proxies will be voted. It is expected that the Notice, Proxy Statement and form of Proxy will be mailed to shareholders on or about April 29, 1994.

  The close of business on April 26, 1994, has been fixed as the time for the determination of the shareholders entitled to vote at the Annual Meeting. Each share of United Water Common Stock, no par value, is entitled to one vote. After the conversion of all shares of Common Stock of GWC Corporation ("GWC") as part of the merger of GWC into United Water, there are 30,126,594 shares of United Water's Common Stock outstanding and entitled to vote.

  United Water's Annual Report to Shareholders, including financial statements for the year ended December 31, 1993, is being mailed to all shareholders of record at their respective last known addresses.

  A COPY OF UNITED WATER'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1993, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE FURNISHED BY UNITED WATER WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON TO UNITED WATER RESOURCES INC., 200 OLD HOOK ROAD, HARRINGTON PARK, NEW JERSEY 07640,
ATTENTION: ALLAN D. SHAKLEY, ASSISTANT SECRETARY (TELEPHONE NUMBER: (201) 784-
9434).

                             ELECTION OF DIRECTORS

OWNERSHIP OF SECURITIES BY DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

  The following information pertains to the Common Stock of United Water beneficially owned, directly or indirectly, by each director and nominee and certain executive officers individually and by all directors and executive officers of United Water (including certain officers of Hackensack Water Company ("Hackensack") and Rivervale Realty Company, Inc. ("Rivervale"), subsidiaries of United Water) as a group.

                                                              NUMBER OF
     NAME OF BENEFICIAL OWNER(A)                              SHARES(B)
     ---------------------------                              ---------
     Edward E. Barr..........................................      235(b)
     Frank J. Borelli........................................    3,343
     Philippe Brongniart.....................................      100(b)
     Lawrence R. Codey.......................................      743(c)
     Donald L. Correll.......................................  129,468(e)
     Peter Del Col...........................................    8,554
     Allan R. Dragone........................................      100(b)
     Dennis E. Dugan.........................................   38,864(e)
     Robert L. Duncan, Jr....................................      174(d)
     Robert A. Gerber........................................  151,930(c)(e)
     Jon F. Hanson...........................................   19,446
     George M. Haskew, Jr....................................   98,110(c)(e)
     Douglas W. Hawes........................................    8,711
     O. F. Laurino...........................................   53,686(c)(e)
     Dennis M. Newnham.......................................    1,045
     Jacques F. Petry........................................      100(b)
     Joseph Simunovich.......................................   12,850(e)
     John J. Turner..........................................   19,956(e)
     Marcia L. Worthing......................................    1,106
     Directors and Executive Officers As a Group (25 per-
      sons)..................................................  647,566(b)(c)(e)

- --------
(a) All individuals listed are currently serving as directors or directors and executive officers of United Water and its subsidiaries, except for Mr. Dugan, Mr. Laurino, Mr. Simunovich, and Mr. Turner, who are serving as executive officers only.
(b) None of the directors or executive officers of United Water owns equity securities of United Water or any of its subsidiaries other than Common Stock. Share ownership is given as of April 6, 1994. The number of shares listed for all directors and executive officers as a group includes 1,680 shares of Common Stock of United Water which could have been acquired within 60 days of that date by Frank J. Pizzitola, a non-voting advisory director of United Water, upon conversion of his shares of common stock of GWC. As of April 6, 1994, each director or executive officer beneficially owned less than 0.6% of the outstanding Common Stock of United Water and all of the directors and executive officers as a group beneficially own 2.1% of such stock, assuming the conversion of outstanding GWC common stock by all GWC shareholders. Fractional shares have been rounded to the nearest whole share.
(c) The number of shares listed above includes, in compliance with applicable regulations and interpretations, shares of Common Stock held by the spouse or other relatives who share the home, in custody for children or grandchildren of the persons indicated or indirectly through a trust or similar arrangement in the following amounts: L. Codey (100); R. Gerber (33,589); G. Haskew, Jr. (632); O. F. Laurino (11,610); and all directors and executive officers as a group (47,309). Such persons disclaim any beneficial ownership of such shares.

(d) During the fiscal year ended December 31, 1993, the directors and officers of United Water complied with all filing requirements of Section 16(a) of the Securities Exchange Act of 1934, except that Mr. Duncan did not file one report covering one transaction. Mr. Duncan's transactions in and holdings of United Water Common Stock have been accurately and completely reflected in subsequent filings with the Securities and Exchange Commission.
(e) These numbers include shares of Common Stock which may be acquired pursuant to options awarded under United Water's Management Incentive Plan in the following amounts: D. Correll (101,231); D. Dugan (34,590); R. Gerber (98,577); G. Haskew, Jr. (62,443); O. F. Laurino (28,760); J. Simunovich
    (11,530); J. Turner (17,950); and all directors and executive officers as a group (424,771).

  The following corporation is known to United Water to be the beneficial owner of more than 5% of a class of United Water's voting securities. To the knowledge of United Water, no other person is the holder of more than 5% of any class of United Water's voting securities.

                                                 AMOUNT AND NATURE PERCENT
   TITLE OF   NAME AND ADDRESS OF BENEFICIAL       OF BENEFICIAL     OF
    CLASS     OWNER                                  OWNERSHIP      CLASS
   --------   ------------------------------     ----------------- -------
 Common Stock Lyonnaise American Holding, Inc.   7,615,944 shares   25.3%
              2000 First State Boulevard
              Wilmington, Delaware 19804-0507

  Lyonnaise American Holding, Inc. ("Lyonnaise American"), its parent company Lyonnaise des Eaux-Dumez ("Lyonnaise"), and certain of their respective affiliates are subject to the terms of a Governance Agreement, dated April 22, 1994 (the "Governance Agreement"), which, among other things, prohibits, subject to certain exceptions, such parties from acquiring additional United Water securities, commencing unsolicited tender or exchange offers to acquire United Water's securities, making offers to acquire United Water's assets or soliciting proxies against United Water's management and which requires their United Water Common Stock to be voted in accordance with the votes of the holders of 75% of the Common Stock if any proposal obtains that vote. Copies of the Governance Agreement will be furnished without charge to each person to whom this Proxy Statement is delivered, upon written or oral request of such person to the Assistant Secretary of United Water.

DIRECTORS OF UNITED WATER

  The Board of Directors of United Water is comprised of 15 directors, divided into three classes. At the Annual Meeting five directors will be elected to Class I for a three year term, one director will be elected to Class II for a one year term and two directors will be elected to Class III for a two year term. At the 1995 Annual Meeting of Shareholders five directors will be elected to Class II for a three year term and at the 1996 Annual Meeting of Shareholders five directors will be elected to Class III for a three year term. Information with respect to the eight nominees proposed for election and information with respect to the seven other continuing directors is set forth below. It is intended that the persons named in the proxy will vote in favor of the five nominees for election to Class I as set forth below, in favor of Mr. Brongniart as a nominee for election to Class II and in favor of Mr. Barr and Mr. Petry as the nominees for Class III.

  Mr. Barr, Mr. Brongniart, Mr. Dragone and Mr. Petry have been designated as nominees for director by Lyonnaise American. Pursuant to the Governance Agreement, Lyonnaise American may designate up to four persons to be appointed to the Board of Directors for United Water and to be included in the slate of directors recommended to the shareholders of United Water. The Governance Agreement also requires the appointment of Mr. Pizzitola as a non-voting advisory director of United Water for a term expiring May 8, 1995.

  The affirmative vote of a plurality of the votes cast by shareholders of United Water entitled to notice of and to vote at the Annual Meeting is required for the election of directors.

                                          PERIOD SERVED AS DIRECTOR
                                           AND BUSINESS EXPERIENCE
        NAME AND AGE                        DURING PAST FIVE YEARS
        ------------                      -------------------------
CLASS I
George M. Haskew, Jr.,        Served as director of United Water since 1983 and
 66(a)......................  of Hackensack since 1982. Vice Chairman of the
                              Board of United Water from 1991 to May 1993, Pres-
                              ident of Hackensack from 1988 to 1992, Vice Presi-
                              dent of United Water from 1988 to 1991.
Robert L. Duncan, Jr.,        Served as director of United Water since 1988.
 51(b),(c)..................  Member of the law firm of De Forest & Duer.
Lawrence R. Codey,            Served as director of United Water since 1991.
 49(c),(d)..................  President and Chief Operating Officer of Public
                              Service Electric & Gas Co. ("PSE&G") since 1991.
                              Senior Vice President--Electric of PSE&G from 1989
                              to 1991. Senior Vice President--Gas of PSE&G from
                              1987 to 1989. Director, Trust Company of New Jer-
                              sey, Public Service Enterprise Group, Inc., and
                              Sealed Air Corporation.
Donald L. Correll,            Served as director of United Water since 1992.
 43(b),(e)..................  President of United Water since 1991 and Chief Ex-
                              ecutive Officer of United Water since 1992. Presi-
                              dent of Hackensack and Spring Valley Water Company
                              Incorporated, a subsidiary of Hackensack ("Spring
                              Valley"), since 1992. Vice President and Chief Fi-
                              nancial Officer of United Water from 1986 to 1991,
                              Senior Vice President--Finance, Treasurer and
                              Chief Financial Officer of Hackensack from 1988 to
                              1991.
Allan R. Dragone, 68........  Served as director of United Water since April
                              1994. Self-employed. Chairman of Arcadian Corpora-
                              tion during 1990, President and Chief Executive
                              Officer of Akzo America, Inc. from 1986 to 1989.
                              Director, American Cyanamid Company, Purina Mills,
                              Inc. and Wellman, Inc.
CLASS II
Peter Del Col,                Served as director of United Water since 1983 and
 59(a),(d),(e)..............  of Hackensack since 1978. Partner, Colson Invest-
                              ments.
Robert A. Gerber, 66(b),(e).  Served as director of United Water since 1983 and of Hackensack since 1980. Chairman of the Board of
                              United Water and Hackensack since 1988. Chief Ex-
                              ecutive Officer of United Water from 1983 to 1992,
                              President of United Water from 1983 to 1991, Pres-
                              ident of Hackensack from 1983 to 1988. Director,
                              National Westminster Bank/NJ.
Jon F. Hanson,                Served as director of United Water since 1986.
 57(a),(d),(e)..............  Chairman, Hampshire Management Company since 1976, and Commissioner since 1982, Chairman from 1982 to
                              1990, New Jersey Sports and Exposition Authority.
                              Director, New Jersey Bell Telephone Co., Pruden-
                              tial Insurance Company of America, and Wickes Lum-
                              ber Co.

                                          PERIOD SERVED AS DIRECTOR
                                           AND BUSINESS EXPERIENCE
        NAME AND AGE                        DURING PAST FIVE YEARS
        ------------                      -------------------------
Marcia L. Worthing,           Served as director of United Water since 1987. Se-
 51(b),(d)..................  nior Vice President--Human Resources since 1990,
                              Vice President--Human Resources from 1984 to 1990,
                              Avon Products Inc.
Philippe Brongniart, 55.....  Served as director of United Water since April
                              1994. Executive Vice President of Lyonnaise since
                              April 1993. President of Sita, a subsidiary of
                              Lyonnaise, from 1988 to June 1993.
CLASS III
Frank J. Borelli, 58(b),(c).  Served as director of United Water since 1983 and of Hackensack since 1980. Director, Senior Vice
                              President and Chief Financial Officer, Marsh & Mc-
                              Lennan Companies, Inc. and Director, Mid-Ocean Re-
                              insurance Company Ltd. and Frizzell Banking Serv-
                              ices.
Douglas W. Hawes, 61(b).....  Served as director of United Water since 1983 and of Hackensack since 1973. Secretary of United Wa-
                              ter since 1983, of Hackensack since 1981 and of
                              Rivervale since 1989. Member of the law firm of
                              LeBoeuf, Lamb, Greene & MacRae. Director, Bay
                              State Gas Company.
Dennis M. Newnham,            Served as director of United Water since 1986.
 53(a),(c),(d)..............  Venture capitalist consultant since March 1994.
                              Formerly Chairman of the Board, President and
                              Chief Executive Officer of Lea & Perrins, Inc. Di-
                              rector, Lea & Perrins, Inc., Lea & Perrins of
                              America, Inc. and Nutramax Products Inc.
Edward E. Barr, 57..........  Served as director of United Water since April
                              1994. President and Chief Executive Officer of Sun
                              Chemical Corporation since 1987 and President and
                              Chief Executive Officer of DIC American, Inc.
                              since 1988. Director, Dainippon Ink and Chemicals,
                              Tokyo and First Fidelity Bancorporation. Trustee,
                              Northwestern Mutual Insurance Company.
Jacques F. Petry, 39........  Served as director of United Water since April
                              1994. President of the International Water Divi-
                              sion of Lyonnaise since June 1993. Director of In-
                              ternational Water Operations of Lyonnaise from
                              1989 to May 1993.

  Frank J. Pizzitola, 70, has been appointed as a non-voting advisory member of the Board of Directors for a term expiring May 8, 1995. He has been a partner of Lazard Freres & Co. since 1973 and is a director of Lyonnaise American, Sterling Chemicals, Inc. and Sipex Corporation.

  All directors of United Water also serve as the directors of Hackensack and as directors of Rivervale. Mr. Correll serves as a director and officer of certain subsidiaries of United Water, without additional compensation.
- --------
(a) Member of Pension Committees of Hackensack and Spring Valley.
(b) Member of Executive Committees of United Water and Hackensack.
(c) Member of Audit Committees of United Water and Hackensack.
(d) Member of Compensation Committees of United Water and Hackensack.
(e) Member of Executive Committee of Rivervale.

  Directors who are not salaried officers of United Water or its subsidiaries receive an annual retainer of $2,000 from United Water, $6,500 from Hackensack and $3,500 from Rivervale. They also receive a daily attendance fee of $300 for meetings of United Water's Board, $500 for meetings of Hackensack's Board and $450 for meetings of Rivervale's Board. No fees are paid to directors who are salaried officers of United Water or its subsidiaries. During 1993 there were 11 meetings of each of the Boards of Directors of United Water and Hackensack and four meetings of the Board of Directors of Rivervale. Currently, all directors of Spring Valley are salaried officers of United Water or its subsidiaries and receive no retainer or fees.

  United Water's Board of Directors has an Executive Committee, which during the interim between Board meetings exercises Board authority to the extent permitted by law, an Audit Committee, which reviews financial statement, management and internal audits, and a Compensation Committee, which reviews the compensation paid to employees. The Board of Directors of Hackensack has committees identical to those of United Water and a Pension Committee, with Spring Valley, which reviews the retirement plan. United Water, Hackensack and Rivervale do not have Nominating Committees charged with reviewing the credentials of nominees for their Boards of Directors. Daily attendance fees for executive committee meetings are $300 for United Water and $500 for Hackensack; daily attendance fees for all other committee meetings are $200 for United Water, $325 for Hackensack and $200 for Spring Valley. Chairmen of committees receive a double committee meeting fee in light of their responsibilities. No fees are paid to any committee member who is also a salaried officer of United Water, Hackensack or their subsidiaries. During 1993, the Audit Committees of United Water and Hackensack each met two times, the Pension Committees of Hackensack and Spring Valley each met two times, the Compensation Committees of United Water and Hackensack each met four times and the Executive Committees of United Water and Hackensack each met two times. Rivervale has an Executive Committee that met eight times in 1993. Its members who were not salaried officers of United Water or its subsidiaries are paid a daily attendance fee of $750. During 1993, the total amount paid directors of United Water, Hackensack and Rivervale for attending meetings of the Boards of Directors and committee meetings, together with the total amount paid by way of annual retainers, was $233,350. This amount does not include $49,250 of deferred compensation due directors pursuant to contract or amounts paid to a director of Rivervale who is not a director of United Water or Hackensack. Mr. Pizzitola will be compensated for his services on the above terms. During 1993, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Boards of Directors and (2) the total number of meetings held by all committees of the Boards on which he or she served.

  During 1993, De Forest & Duer, of which Mr. Duncan is a member, and LeBoeuf, Lamb, Greene & MacRae, of which Mr. Hawes is a member, performed legal services for United Water, Hackensack, Spring Valley and Rivervale. For their services during 1993, De Forest & Duer was paid $311,719, and LeBoeuf, Lamb, Greene & MacRae was paid $749,694 in legal fees and expenses.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee of the Board of Directors of United Water (the "Compensation Committee") are Mr. Codey (Chairman), Mr. Del Col, Mr. Hanson, Mr. Newnham and Ms. Worthing. No executive officer of United Water serves on Compensation Committees or other bodies determining executive compensation for other publicly traded corporations. In 1992, Laboratory Resources, Inc. ("LRI"), a subsidiary of United Water, entered into a five-year lease (with a renewal option) for approximately 14,200 square feet of office space located in Teterboro, New Jersey. Rent for the initial term is fixed at $86,500 per year. Mr. Hanson owns approximately a 1.6% interest in the lessor, his three adult children own an aggregate 14.7% interest in the lessor, and his brother, Peter Hanson, owns approximately a 16.3% interest in the lessor. Mr. Hanson abstained from all discussion and from the authorizing vote on this transaction.

EXECUTIVE OFFICERS OF UNITED WATER

  The following table sets forth the age and principal occupation during the past five years of each executive officer of United Water, Hackensack, and Rivervale who is not a director of United Water.

                                          BUSINESS EXPERIENCE DURING
        NAME AND AGE                           PAST FIVE YEARS
        ------------                      --------------------------
William D. Colford, 49....... Vice President--Administration of Hackensack since
                              1992, Assistant Secretary of United Water since
                              1984. Assistant to Senior Vice President--Adminis-
                              tration of Hackensack from 1987 to 1992.
Frank J. DeMicco, 49......... Vice President--Operations of Hackensack since
                              1991. President of Buck, Seifert & Jost Inc., en-
                              vironmental consulting engineers, from 1986 to
                              1991.
Dennis E. Dugan, 47.......... Executive Vice President of United Water since
                              1991. President of LRI from 1988 to 1992.
Michael C.J. Fallon, 47...... President of Rivervale since January 1993. Self-
                              employed real estate consultant from 1989 to Janu-
                              ary 1993.
Martha C. Green, 44.......... Vice President--Corporate Communications of United
                              Water and Hackensack since 1992. Vice President--
                              Public Affairs of Hackensack from 1988 to 1992.
O. F. Laurino, 62............ Vice President--Legal Affairs of United Water
                              since 1986, General Counsel of United Water since
                              1992. President of Rivervale from 1985 to January
                              1993.
John T. Marino, 42........... Treasurer of United Water since 1988, Treasurer of
                              Hackensack since 1992.
Joseph Simunovich, 54........ Vice President--External Affairs and Marketing of
                              Hackensack since 1992. Director of Sales of New
                              Jersey Bell Telephone Co. from 1984 to 1992.
John J. Turner, 44........... Vice President--Controller of United Water and
                              Hackensack since 1992. Controller of United Water
                              from 1989 to 1992, Controller of Hackensack from
                              1987 to 1992.

EXECUTIVE COMPENSATION

  The following table sets forth the annual and long-term compensation of the chief executive officer and the four other most highly compensated executive officers of United Water, Hackensack and Spring Valley for services in all capacities for the years ended December 31, 1991, 1992 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                        LONG-TERM
                                                      COMPENSATION
                                                   -------------------
                                       ANNUAL
                                    COMPENSATION   RESTRICTED  STOCK
NAME AND PRINCIPAL POSITION       ----------------   STOCK    OPTIONS     ALL OTHER
   AT DECEMBER 31, 1993      YEAR  SALARY   BONUS  AWARDS(A)  (SHARES) COMPENSATION(B)
- ---------------------------  ---- -------- ------- ---------- -------- ---------------
Donald L. Correll........    1993 $246,500 $91,350  $114,375   29,520      $7,395
 President and Chief         1992  195,133  30,210   149,645   22,880       4,952
 Executive Officer(c)        1991  148,900  17,700    18,850   11,300         --
O. F. Laurino............    1993  181,000  88,200       --     4,880       5,430
 Vice President--Legal       1992  171,000  61,017    10,395    7,720       5,130
 Affairs and General
  Counsel                    1991  160,700  56,657    19,836    7,150         --
Dennis E. Dugan..........    1993  168,700  23,625       --     9,820       5,061
 Executive Vice              1992  153,700  23,850       --    14,430       6,343
 President                   1991  120,700  18,829       --       --          --
Joseph Simunovich........    1993  133,000  32,100       --     4,430       3,990
 Vice President--External
  Affairs                    1992   49,167   6,750       --     1,630       1,328
 and Marketing of
  Hackensack(c)              1991      --      --        --       --          --
John J. Turner...........    1993  128,500  25,870       --     4,130       3,855
 Vice President and          1992  115,000  15,360       --     4,590       3,450
 Controller                  1991  104,600  11,400       --     2,130         --

- --------
(a) Valued at closing price reported on the New York Stock Exchange-Composite Transactions service for United Water Common Stock (the "NYSE Closing Price") on the date of grant, less payment of par value by grantees. The number and value of the aggregate restricted stock holdings at December 31, 1993, were: D. Correll, 23,661 shares, $331,254 and O. F. Laurino, 6,732 shares, $94,248. Dividends are paid on such stock.
(b) In accordance with current interpretations of transitional rules on compensation reporting by the staff of the Securities and Exchange Commission, amounts of "All Other Compensation" are excluded for 1991. "All Other Compensation" for 1992 and 1993 includes contributions by United Water to its Thrift Plan.
(c) Mr. Correll became Chief Executive Officer of United Water in September 1992 and he became President of United Water in December 1991. Prior thereto he served as Vice President and Chief Financial Officer. Mr. Simunovich began his employment with United Water in August 1992.

EXECUTIVE EMPLOYMENT AGREEMENTS

  United Water and certain of its subsidiaries have employment agreements with
D. Correll and O. F. Laurino that provide for compensation and benefits for services performed under those agreements. Each agreement provides for a two-year term of employment commencing January 1, 1988, with renewal of the two-year term at the end of each year unless prior notice of termination has been given. These agreements have been renewed and are currently in effect. Other executive officers serve at the pleasure of the Boards of Directors. Each agreement provides that in the event an executive officer is involuntarily terminated without cause (except upon two years' notice), or terminates employment voluntarily following constructive discharge, the officer shall receive certain employee benefits for the remainder of the term and shall be paid in accordance with the formula under his agreement (i) his salary, (ii) incentive compensation and bonuses, if any, based upon full attainment of objectives; (iii) projected Thrift Plan matching contributions and (iv) the actuarial present value of retirement benefits, all determined for and payable during the remainder of the two-year term of employment. The officer may also elect to surrender stock options that have been outstanding for at least six months in exchange for a cash payment per optioned share equal to the difference between the highest share price (as determined under each agreement) as of the date of termination and the option exercise price. These payments and benefits will be offset by any corresponding benefits received by a terminated executive officer from post-termination employment.

  If a "Change in Control" (as defined in the agreements) occurs and involuntary termination or constructive discharge of the officer occurs within the next 24 months, the officer will receive a lump sum cash payment equal to the sum of (a) the actuarially determined present value as provided for in each agreement of the compensation and other benefits listed in clauses (i) through
(iv) of the preceding paragraph; (b) the officer's unpaid deferred compensation and incentive cash awards under certain plans and (c) the value of surrendered stock options. The estimated value of the payments and benefits that the executive officers named in the Summary Compensation Table would have been entitled to if a Change of Control and termination had occurred on December 31, 1993, are: D. Correll, $1,879,342 and O. F. Laurino, $1,621,209. If a Change of Control occurs without a termination of employment, the officer will receive a lump sum cash payment equal to the amounts determined under clauses (b) and (c) of this paragraph plus the actuarially determined present value as of the Change of Control of benefits under his supplemental retirement benefit plan.

RETIREMENT PLANS

  The table below contains information concerning estimated annual retirement benefits payable under United Water's pension plans upon retirement at age 65 for certain key executives with final average pay and years of credited service as set forth below.

                             PENSION PLAN TABLE(A)

                                       YEARS OF CREDITED SERVICE(C)
                           -----------------------------------------------------
FINAL AVERAGE PAY(B)          10       15       20       25       30       35
- --------------------       -------- -------- -------- -------- -------- --------
$100,000.................. $ 30,000 $ 40,000 $ 50,000 $ 60,000 $ 70,000 $ 70,000
 150,000..................   45,000   60,000   75,000   90,000  105,000  105,000
 200,000..................   60,000   80,000  100,000  120,000  140,000  140,000
 250,000..................   75,000  100,000  125,000  150,000  175,000  175,000
 300,000..................   90,000  120,000  150,000  180,000  210,000  210,000
 350,000..................  105,000  140,000  175,000  210,000  245,000  245,000

- --------
(a) Pension benefits are calculated on a straight life annuity basis. Benefits are not subject to any deduction or offset for Social Security or other amounts.
(b) Average of compensation in the three calendar years in which it was highest during the ten calendar years immediately preceding retirement. Compensation includes all amounts listed in the Summary Compensation Table under "Salary" and "Bonus" plus certain other items of compensation for federal income tax purposes.
(c) The years of credited service as of December 31, 1993, for the executive officers included in the Summary Compensation Table are as follows: D. Correll, 17 years; D. Dugan, 6 years, O. F. Laurino, 25 years; J. Simunovich, 1 year; and J. Turner, 6 years.

  The retirement benefits summarized in the preceding table are provided in part under Hackensack's Defined Benefit Pension Plan, which covers executive, supervisory and other employees of Hackensack, Spring Valley, United Water, Rivervale and certain other subsidiaries of United Water who are not included in collective bargaining units. The plan provides a normal retirement benefit of 1 1/2% of a participant's average base wage or salary rate (up to the maximum permitted for tax-qualified retirement plans under federal income tax laws and regulations, which is currently $150,000 as adjusted for inflation) multiplied by years of credited service. Average base wage or salary rate is as defined in the plan and is substantially equivalent to the "Salary" reported in the Summary Compensation Table; the average is computed over the five years having the highest base wage or salary of the last ten years of service. The normal form of retirement benefit is a straight life annuity for unmarried participants or an actuarially reduced 50% joint and surviving spouse retirement benefit for married participants. Other optional forms of benefit payment are available on an actuarially equivalent basis. Federal income tax laws and regulations also limit the maximum annual retirement benefit payable from the Defined Benefit Pension Plan.

  As permitted by the Employee Retirement Income Security Act of 1974, Hackensack maintains supplemental retirement benefit plans for the benefit of certain key executive employees, including some of those named in the Summary Compensation Table, that authorize the payment out of general funds of benefits in addition to those provided under the Defined Benefit Pension Plan according to a sliding scale formula that takes into account years of service, age, final average pay and Defined Benefit Pension Plan benefits. The normal form of payment is a single life annuity with a ten-year certain guaranty. Other optional forms of benefit payment are available on an actuarially equivalent basis. These benefits are included in the table above.

  United Water, Hackensack, Spring Valley (as to persons serving as director prior to 1991) and Rivervale provide retirement benefits for their directors, including directors who were officers but who were not full-time employees. Any retiring director who served as a director for 10 years or who attained the age specified for retirement as a director will receive annually an amount equal to the total amount of annual retainers the director would have received (or would be entitled to receive but for the fact of being an officer as well as a director) for the year of retirement. However, such benefits may be increased at the discretion of the Board to an amount equal to the total amount of annual retainers such director would have been entitled to receive for the year of the distribution if he were not retired.

OPTION GRANTS

  Shown below is additional information on grants of options for shares of United Water under the Management Incentive Plan during 1993 to the executive officers named in the Summary Compensation Table.

                                    PERCENTAGE OF TOTAL
                                    OPTIONS GRANTED TO  EXERCISE             GRANT DATE
                          OPTIONS      ALL EMPLOYEES      PRICE   EXPIRATION  PRESENT
NAME                     GRANTED(A)     DURING 1993     PER SHARE    DATE     VALUE(B)
- ----                     ---------- ------------------- --------- ---------- ----------
Donald L. Correll.......   29,520          25.7          $14.50     1/7/03    $182,729
O. F. Laurino ..........    4,880           4.2           14.50     1/7/03      30,207
Dennis E. Dugan.........    9,820           8.5           14.50     1/7/03      60,786
Joseph Simunovich.......    4,430           3.8           14.50     1/7/03      27,422
John J. Turner..........    4,130           3.6           14.50     1/7/03      25,565

- --------
(a) All options reported here were granted on January 7, 1993, and became exercisable on that date. The exercise price per share equalled the fair market value on the date of grant. See Executive Employment Agreements above as to rights to surrender options for a cash payment on termination or a Change in Control of United Water.
(b) The grant date present value shown is estimated in part using the Black-Scholes option pricing model, a method of approximating the present value of options exercisable at a fixed price at the end of a fixed period. It relies on certain assumptions as of the date of grant of the options, such as interest rates, dividend yield, time to exercise, and stock price sensitivity (volatility). Each of these factors could change over the life of the options and affect the estimated value. The actual value of the options when exercised may be a lesser or greater amount, depending on the price of the stock at the date of exercise; it is also possible that the options will expire unexercised and produce no cash value to the optionee. The estimated grant date present value also includes the discounted present value of dividend equivalent rights accompanying the options, which accrue until the earlier of the time of exercise or the fifth anniversary of grant, and based upon the current dividend policy and the interest rate assumption below. The use of the Black-Scholes model is set forth in the rules of the Securities and Exchange Commission as an acceptable method of option valuation.

   The values of the options estimated under the Black-Scholes model were based on the following assumptions:
        . Risk-free rate of 7%
        . Dividend yield of 6.3%
        . 10 years to exercise the options
        . Stock price volatility of 24%
        . No adjustment has been made for non-transferability or risk of forfeiture of the options

OPTION EXERCISES AND VALUES OF UNEXERCISED OPTIONS

  The table below summarizes information as of December 31, 1993, as to unexercised options to purchase United Water Common Stock held by the executive officers named in the Summary Compensation Table and granted under the Management Incentive Plan. None of the executive officers named in the Summary Compensation Table exercised options in 1993.

                                                                      VALUE OF
                                                        NUMBER OF   UNEXERCISED,
                                                       UNEXERCISED  IN-THE-MONEY
                                                        OPTIONS AT   OPTIONS AT
                                                       DECEMBER 31, DECEMBER 31,
     NAME                                                1993(A)      1993(B)
     ----                                              ------------ ------------
     Donald L. Correll................................    64,851      $  2,649
     O. F. Laurino....................................    22,750        18,769
     Dennis E. Dugan..................................    24,250           --
     Joseph Simunovich................................     5,090           --
     John J. Turner...................................    12,850         5,591

- --------
(a) All such options are presently exercisable.
(b) Difference between exercise price and NYSE Closing Price (if higher than exercise price) for December 31, 1993.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee of the Board of Directors is charged with reviewing United Water's plans for compensating executive officers as well as recommending to the Board of Directors for adoption the individual compensation to be paid to the Chief Executive Officer. The Compensation Committee also exercises general review over compensation plans for all employees, such as the Thrift Plan and pension plans. The Committee has furnished the following report on executive compensation.

  United Water and its subsidiaries have adopted executive compensation programs with the purposes of fairly compensating executives for their work, attracting and retaining superior individuals, and encouraging them to increase United Water's long-term profitability, all with the goal of enhancing total returns to shareholders. The Compensation Committee continues to be committed to strengthening the relationship between executive pay and performance.

  To ensure its overall competitiveness in the relevant employment markets for executives, United Water compares its compensation structure with those of industrial companies nationwide, New York metropolitan area industrial companies, and a group of utilities located nationwide, virtually all of which are part of the Wilshire 5000 index shown in the Shareholder Return Presentation following this report. All of these are considered to be relevant recruitment markets for United Water's executives. These comparisons are provided by outside independent compensation consultants. In addition to reviewing outside competitive compensation levels, United Water also uses job evaluation to set salary levels that are internally equitable relative to the scope and accountability of the position.

  United Water's executive compensation program has three major elements: base salary, the Management Incentive Plan, and restricted stock.

  1. Base salary levels are set to attract and retain key executive talent. Salary increases for all executives, including the Chief Executive Officer, are based upon the executives' individual contribution to the Company and on salary trends within the relevant employment markets described above for executives. Consistent with this policy, Mr. Correll's base salary range reflects compensation for Chief Executive Officers with similar responsibilities, challenges, and tenure.

  2. The Management Incentive Plan is designed to motivate executives to achieve both individual goals and Company objectives in order to provide competitive returns to shareholders. The plan as utilized for 1993 has two components: an annual cash bonus and annual stock option grants.

  Annual cash bonuses are awarded after the end of each year based on achievement of specific financial, operational and/or strategic goals set at the beginning of that year for each participating executive. Typical goals for 1993 addressed financial performance, customer satisfaction standards, core business growth, operating efficiencies, human resource effectiveness, and regulatory relations. Goals for executives are weighted between achievement of individual or workgroup objectives and achievement of Company-wide financial and operating targets based on the executives primary responsibilities. The bonus actually granted may range from 0 to 150 percent of the target level based on the executive's attainment of the goals set at the beginning of the year.

  Mr. Correll's goals for 1993 were heavily weighted toward achieving United Water's return on equity target, which was in fact exceeded. Recognizing Mr. Correll's over-achievement of his primary goal and his leadership in achieving the other goals discussed above, the Committee determined his incentive compensation for 1993 as reported in the table above.

  Stock options are granted annually to provide incentives for executives to improve shareholder value. The executives realize benefits from these options only if United Water's shareholder value appreciates during the terms of the options.

  3. Restricted stock is granted to executives on a selective basis to retain key individuals and to give them an immediate proprietary stake in United Water. On this basis Mr. Correll was granted additional shares of restricted stock in 1993 which will vest after five years.

  United Water currently ties a greater portion of its executives's total incentive package to the improvement in its shareholder value than many of its peer companies have done. For example, 70% of Mr. Correll's annual incentive compensation opportunity for 1993 was comprised of stock option grants.

  The Compensation Committee intends to continue this practice of tieing incentives more closely to total return to shareholders in order to further motivate executives to achieve long-term corporate objectives and to improve shareholders' total returns. By shifting a higher proportion of executive total pay to incentives, the emphasis on producing strong returns for shareholders has become an even more prominent feature of United Water's program.

                                          Compensation Committee

                                          Lawrence R. Codey, Chairman
                                          Peter Del Col
                                          Jon F. Hanson
                                          Dennis M. Newnham
                                          Marcia L. Worthing

SHAREHOLDER RETURN PRESENTATION

  The following line graph compares the yearly percentage change in cumulative total return to shareholders investing $100 in United Water Common Stock to the cumulative total returns of the Wilshire 5000 Equity Index and the Edward D. Jones Water Utility Index for the five year period ending December 31, 1993. Total return includes both capital appreciation and dividend payments and the graph assumes that all dividends were reinvested in United Water Common Stock through the Dividend Reinvestment and Stock Purchase Plan, which provides for a 5% discount from market prices on the purchase of Common Stock. The measurement points are the last business day of each year.


                                [GRAPH TO COME]



                         INDEPENDENT PUBLIC ACCOUNTANTS

  At the regular meeting held March 10, 1994, the Board of Directors of United Water acted to appoint Price Waterhouse, Hackensack, New Jersey, as auditors for United Water, Hackensack and Spring Valley for the year 1994. At the Annual Meeting it is the intention of the persons named in the proxy enclosed herewith to vote in favor of the ratification, confirmation and approval of such action by the Board of Directors. Price Waterhouse performed the function of auditors of United Water, Hackensack and Spring Valley in 1993. A representative of Price Waterhouse will attend the meeting and, if he so desires, make a statement; he will also respond to appropriate questions.

  The appointment of Price Waterhouse by the Board of Directors is based on the recommendations of the Audit Committee, which historically has reviewed both the audit scope and the estimated audit fees and related services for the coming year. The affirmative vote of a majority of the votes cast by the shareholders entitled to notice and to vote at the Annual Meeting is required for approval of such appointment.

  At its February 24, 1994, meeting the Audit Committee (1) recommended the appointment of Price Waterhouse as auditors for 1994 and the continuance by that firm of certain nonaudit services, and (2) concluded that rendering such nonaudit services does not impair the independence of Price Waterhouse with respect to their examination of the December 31, 1994, financial statements of United Water and its subsidiaries.

                          COST OF PROXY SOLICITATION

  The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and form of Proxy will be borne by United Water. United Water has retained Georgeson & Co., Inc., a proxy solicitation firm, to assist in the solicitation of proxies at an estimated cost of $6,000, plus expenses. In addition, United Water will request brokerage houses, custodians, nominees and fiduciaries to forward the proxy material to the beneficial owners of the stock held of record by such persons, and United Water will reimburse them, upon request, for reasonable expenses incurred in connection therewith.

                         OTHER MATTERS FOR THE MEETING

  No other business is to be presented to the meeting so far as is now known or foreseen, but in the event that any other matter is properly presented by persons other than the Board of Directors, it is intended that the enclosed proxy will be voted upon it according to the judgment of the person or persons voting the proxy to the extent permitted by regulations of the Securities and Exchange Commission.

                               VOTING PROCEDURES

  Votes made by proxies returned prior to the date of the Annual Meeting will be counted by United Water's transfer agent. Votes made by proxies returned on the date of the Annual Meeting to the secretary of the meeting and votes cast by shareholders attending or represented by proxyholders (other than those named by management) will be counted by inspectors of election appointed by the chairman of the meeting and who are expected to be employees of United Water or its subsidiaries. Those votes will be added to those counted by the transfer agent and the last vote or proxy will control. Abstentions and failures by record holders to vote shares owned by beneficial owners (including "broker non-votes") will have no effect.

                       PROPOSALS FOR 1995 ANNUAL MEETING

  Shareholder proposals for the 1995 Annual Meeting of United Water must be received at the executive offices of United Water at 200 Old Hook Road, Harrington Park, New Jersey 07640, no later than January 9, 1995, for inclusion in the 1995 proxy statement and form of proxy.

                                          On Behalf of the Board of Directors

                                                     Robert A. Gerber
                                                     Marcia L. Worthing
                                                     Douglas W. Hawes

                                                                Proxy Committee

Harrington Park, New Jersey
April 29, 1994

                              ANNUAL MEETING NOTES

                              ANNUAL MEETING NOTES

                              ANNUAL MEETING NOTES

                UNITED WATER RESOURCES, INC. 1994 ANNUAL MEETING
                   LOCATION: SHERATON HASBROUCK HEIGHTS HOTEL

DIRECTIONS TO THE ANNUAL MEETING

  New York/George Washington Bridge to Route 80 West (use local lane). Exit at Route 17 South (Polifly Road) and take the first left to the hotel.

  New York/Lincoln Tunnel to NJ Turnpike North. Then take 80 West (use local lane) and exit at Route 17 South (Polifly Road) and take the first left to the hotel.

  From Newark Airport: Take the NJ Turnpike North to Route 80 West (use local lane). Exit at Route 17 South (Polifly Road) and take the first left to the hotel.

                          LOCAL STREETS NEAR THE HOTEL

                                     [ART]

                            GRAPHICS APPEXDIX LIST
- --------------------------------------------------------------------------------

Page Where
Graphic                           Description of Graphic or Cross-Reference
Appears
- --------------------------------------------------------------------------------

Back Cover                        The artwork is a map showing the area near the
                                  Sheraton Hasbrouck Heights Hotel in
                                  Hackensack, New Jersey, the site of the Annual
                                  Meeting of Shareholders.

                          UNITED WATER RESOURCES INC.
PROXY
             PROXY FOR ANNUAL MEETING OF SHAREHOLDERS--JUNE 2, 1994
  The undersigned shareholder of United Water Resources Inc. ("United Water") hereby constitutes and appoints ROBERT A. GERBER, DOUGLAS W. HAWES and MARCIA
L. WORTHING, or any of them, the attorneys or attorney and proxies or proxy of the undersigned, with full power of substitution and revocation, for and in the name of the undersigned, to attend the Annual Meeting of Shareholders of United Water to be held at the Sheraton Hasbrouck Heights Hotel, 650 Terrace Avenue, Hasbrouck Heights, New Jersey 07604, on Thursday, June 2, 1994, at 9:30 a.m., and any adjournment or adjournments thereof, receipt of the notice of which meeting stating the purposes thereof being hereby acknowledged, to vote all of the shares of United Water which the undersigned would be entitled to vote if then personally present, as follows:

1. ELECTION OF DIRECTORS--     FOR all nominees listed     WITHHOLD AUTHORITY to
                               (except as marked to the    vote for
                                contrary below) [_]        all nominees listed
                                                           below [_]

The nominees to Class I are:   GEORGE M. HASKEW, JR., ROBERT L. DUNCAN, JR.,
                               LAWRENCE R. CODEY, DONALD L. CORRELL, ALLAN R.
                               DRAGONE
The nominee to Class II is:    PHILIPPE BRONGNIART
The nominees to Class III are: EDWARD E. BARR, JACQUES F. PETRY
   (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THE
                  NOMINEE'S NAME IN THE SPACE PROVIDED BELOW):

                              .........................................

2. APPROVAL OF AUDITORS--      [_] FOR      [_] AGAINST     [_] ABSTAIN

and to vote all of such shares as they or he or she may deem proper upon all other matters that may properly come before said meeting and any adjournment or adjournments thereof.
                                                       (Continued on other side)

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        THIS PROXY IS GIVEN AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF NEW JERSEY AND WILL BE VOTED "FOR" THE NOMINEES NAMED HEREIN AND "FOR" THE ABOVE PROPOSALS, IF IN EITHER CASE THE UNDERSIGNED HAS NOT SPECIFIED A CHOICE IN THE SPACES PROVIDED THEREFOR. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.


                                                    PLEASE DATE AND SIGN
                                                    EXACTLY AS NAME APPEARS
                                                    HEREON. WHEN SHARES ARE
                                                    HELD BY JOINT TENANTS BOTH
                                                    SHOULD SIGN. (EXECUTORS,
                                                    ADMINISTRATORS, TRUSTEES,
                                                    ETC. SHOULD SO INDICATE).

                                                    ...........................
                                                      (Shareholder sign here)


                                                    ...........................
      I plan to attend the Annual                     (Shareholder sign here)
      Meeting in person. The num-
      ber of shareholders in my
      party, including myself,
      will be
             ------------------
                                                    Date: ........ 1994